CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information of the Cambiar Opportunity Fund, Cambiar International Equity Fund, Cambiar Small Cap Fund, Cambiar Aggressive Value Fund, Cambiar SMID Fund, and Cambiar Global Select Fund, and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 220 to File No. 033-42484; Amendment No. 221 to File No. 811-06400) of The Advisors' Inner Circle Fund of our report dated June 28, 2013, included in the 2013 Annual Report to shareholders.


                                                            /s/ERNST & YOUNG LLP


Philadelphia, Pennsylvania
August 23, 2013